Exhibit 5.1

December 8, 2014

LendingClub Corporation

71 Stevenson St. Suite 300

San Francisco, CA 94104

Gentlemen and Ladies:

At your request, we have examined the Registration Statement on Form S-1 (File Number 333-198393) filed by LendingClub Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on August 27, 2014, as amended (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 66,355,000 shares of the Company’s Common Stock (the “Stock”), 7,700,000 of which are issuable upon the conversion of presently issued and outstanding shares of the Company’s convertible preferred stock immediately prior to the completion of the Company’s initial public offering, and will be sold by certain selling stockholders (the “Selling Stockholders”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	The Company’s Restated Certificate of Incorporation, as amended, certified by the Delaware Secretary of State on September 5, 2014 (the “Restated Certificate”) and the Amended and Restated Certificate of Incorporation that the Company intends to file and that will be effective upon the consummation of the sale of the Stock (the “Post-Effective Restated Certificate”).

(2)	The Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on June 17, 2009 (the “Restated Bylaws”) and the Amended and Restated Bylaws that the Company has adopted in connection with, and that will be effective upon the consummation of the sale of the Stock (the “Post-Effective Bylaws”) .

(3)	The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)	The prospectus prepared in connection with the Registration Statement (the “Prospectus”).

(5)	Minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) at which, or pursuant to which, the Restated Certificate, the Post-Effective Restated Certificate, the Restated Bylaws, and the Post-Effective Bylaws were approved.

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(6)	Minutes of meetings and actions by written consent of the Board and Stockholders at which, or pursuant to which, the sale and issuance of the Stock were approved.

(7)	The stock records for the Company that the Company has provided to us (consisting of a list of stockholders issued by the Company’s transfer agent and dated of even date herewith and a list of option and warrant holders respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and dated October 31, 2014 verifying the number of such issued and outstanding securities).

(8)	A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated December 5, 2014, stating that the Company is qualified to do business in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”).

(9)	A Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

(10)	The agreements under which the Selling Stockholders acquired the Stock to be sold by them as described in the Registration Statement.

(11)	The Custody Agreements and Powers of Attorney signed by the Selling Stockholders in connection with the sale of Stock described in the Registration Statement.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

In connection with our opinion expressed in paragraphs (2) and (3) below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that

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the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.

Based upon the foregoing, we are of the following opinion:

(1) the Company is a corporation validly existing, in good standing, under the laws of the State of Delaware;

(2) the up to 7,700,000 shares of Stock to be sold by the Selling Stockholders pursuant to the Registration Statement, upon the conversion of the Company’s outstanding convertible preferred stock immediately prior to the completion of the Company’s initial public offering, will be validly issued, fully paid and nonassessable; and

(3) the up to 58,655,000 shares of Stock to be issued and sold by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Company’s Board of Directors and to be adopted by the Pricing Committee of the Company’s Board of Directors, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with the sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law subsequent to the date of effectiveness of the Registration Statement or the facts that may thereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ FENWICK & WEST LLP